Exhibit 10.2

WAIVER AND AMENDMENT AGREEMENT

This Waiver and Amendment Agreement (this “Agreement”) is entered into as of June 21, 2023 (the “Effective Date”), by and among Digital Brands Group, Inc. (the “Company”), Norwest Venture Partners XI, LP (“NVP XI”), and Norwest Venture Partners XII, LP (“NVP XII” and together with NVP XI, the “NVP Parties”). Each of the Company, Norwest Venture Partners XI, LP, and Norwest Venture Partners XII, LP are individually a “Party” and collectively, the “Parties”. All capitalized terms used but not defined herein shall have the respective meanings ascribed to them in that certain Merger Agreement, as defined below.

WHEREAS, Company entered into an Agreement and Plan of Merger, dated February 12, 2020 (as amended, the “Merger Agreement”), with Bailey 44, LLC, a Delaware limited liability company (“Bailey”), NVP XI, and NVP XII, on the one hand, and the Company and Denim.LA Acquisition Corp., a Delaware corporation and a former wholly-owned subsidiary of the Company (“Merger Sub”), on the other hand, pursuant to which Merger Sub was merged with and into Bailey with Bailey surviving as a wholly-owned subsidiary of the Company; and

WHEREAS, the Parties now desire to waive and amend certain provisions of the Merger Agreement.

NOW, THEREFORE, for and in consideration of the mutual promises, benefits and covenants contained herein and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Parties, intended to be legally bound, hereby agree as follows:

1.            Waiver and Termination of the Post-Closing Adjustment and Anti-Dilution Protection: The Parties hereby waive, and amend the Merger Agreement to terminate, Section 2.06(b) of the Merger Agreement. Following the Effective Date, Section 2.06(b) of the Merger Agreement shall be null, void and no longer of any effect. Notwithstanding anything to the contrary, to the extent any default or breach shall have occurred under the Merger Agreement as a result of any failure by any Party to comply with Section 2.06(b) of the Merger Agreement, each of the Parties hereto hereby expressly waives, each such default or breach (as applicable) and hereby expressly waives all of their respective rights, remedies, powers and privileges relating thereto or in connection therewith (at law, in equity or otherwise), to the extent arising before, on or after the Effective Date.

2.	Acknowledgements. Each of the NVP Parties hereby acknowledges and agrees that:

(a) The NVP Parties are aware that on or around the Effective Date, the Company is settling approximately $6.0 million in outstanding liabilities through the issuance of additional securities convertible into shares of the Company’s common stock and that the sale of such shares may have an adverse effect on the market price of the Company’s common stock. The NVP Parties are also aware that the Company plans to conduct an offering of the Company’s securities in or around June 2023, and such securities will likely be sold at a substantial discount to then then trading price of the Company’s common stock which would be dilutive to existing Company stockholders, including the NVP Parties, and would have an adverse effect on the price of the Company’s common stock.

(b) The NVP Parties are aware that the Company intends to file a proxy statement with the SEC to solicit stockholder approval of a reverse stock split in a range of 1-for-2.5 to 1-for-50, with the exact number to be set by the Company’s Board of Directors, and that the announcement of such reverse stock split and/or effect thereof may have an adverse effect on the price of the Company’s common stock.

(c) The NVP Parties are aware that on May 23, 2023, the Company received a letter (the “Letter”) from the Listing Qualifications Staff (the “Staff”) of Nasdaq notifying the Company that the Staff had determined to delist the Company’s common stock from Nasdaq based on the Company’s failure to comply with the listing requirements of Listing Rule 5550(b)(1), as a result of the Company’s stockholders’ deficit for the period ended March 31, 2023, as demonstrated in the Company’s Quarterly Report on Form 10-Q filed on May 22, 2023, while the Company was under “Panel Monitor” as had been previously disclosed in the Company’s SEC filings. The Letter states that the Company’s securities would be subject to delisting unless the Company timely requests a hearing before the Panel. The Company timely submitted a hearing request and, at the hearing, the Company will present its plan for regaining and sustaining compliance with all applicable requirements for continued listing on The Nasdaq Capital Market. Although the Company has taken efforts to improve its stockholders’ equity, including converting a portion of its outstanding liabilities into preferred stock of the Company and obtaining the Seller’s waiver of its anti-dilution rights under the Merger Agreement, the Company expects that at the time of the hearing, it will be required to demonstrate the Company’s ability to regain compliance with the $2.5 million stockholders’ equity requirement, set forth in Listing Rule 5550(b)(1), and its ability to sustain long term compliance with such requirement. If the Panel does not believe that the Company has demonstrated its ability to regain and sustain compliance with all applicable requirements for continued listing on The Nasdaq Capital Market, the Panel is likely to determine to delist the Company’s securities from The Nasdaq Stock Market. Notwithstanding the foregoing, there can be no assurance that the Company will be successful in its efforts to maintain the Nasdaq listing. If the Company’s common stock and warrants cease to be listed for trading on The Nasdaq Capital Market, the Company expects that its common stock and warrants would be traded on one of the three tiered marketplaces of the OTC Markets Group. If Nasdaq were to delist the Company’s common stock and warrants, it would be more difficult for the Company’s stockholders, including the NVP Parties, to dispose of the Company’s securities and more difficult to obtain accurate price quotations on the Company’s common stock or warrants. The Company’s ability to issue additional securities for financing or other purposes, or otherwise to arrange for any financing it may need in the future, may also be materially and adversely affected if the Company’s common stock or warrants are not listed on a national securities exchange.

3.	Release.

(a) Effective as of the date of this Agreement, the Company, on behalf of itself and its respective present and former parents, subsidiaries, affiliates, officers, directors, shareholders, managers, members, successors, and assigns (collectively, “Company Releasors”) hereby releases, waives, and forever discharges the NVP Parties, and each of them, and their respective present and former, direct and indirect, parents, subsidiaries, affiliates, employees, officers, directors, shareholders, managers, members, agents, representatives, successors and assigns (collectively, “NVP Releasees”) of and from any and all actions, causes of action, suits, losses, liabilities, rights, debts, dues, sums of money, accounts, reckonings, obligations, costs, expenses, liens, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands, of every kind and nature whatsoever, whether now known or unknown, foreseen or unforeseen, matured or unmatured, suspected or unsuspected, in law, admiralty, or equity (collectively, “Company Claims”), which any of such Company Releasors ever had, now have, or hereafter can, shall, or may have against any of such NVP Releasees for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of time through the Effective Date, in each case, relating to Section 2.06(b) of the Merger Agreement. The parties hereby designate all Investor Releasees as third-party beneficiaries of this Section 3 having the right to enforce such Section.

(b) Effective as of the date of this Agreement, the NVP Parties, on behalf of themselves and their respective present and former parents, subsidiaries, affiliates, officers, directors, shareholders, managers, members, successors, and assigns (collectively, “NVP Releasors” and together with the Company Releasors, each a “Releasor”) hereby releases, waives, and forever discharges the Company and its present and former, direct and indirect, parents, subsidiaries, affiliates, employees, officers, directors, shareholders, managers, members, agents, representatives, successors and assigns (collectively, “Company Releasees”) of and from any and all actions, causes of action, suits, losses, liabilities, rights, debts, dues, sums of money, accounts, reckonings, obligations, costs, expenses, liens, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands, of every kind and nature whatsoever, whether now known or unknown, foreseen or unforeseen, matured or unmatured, suspected or unsuspected, in law, admiralty, or equity (collectively, “Seller Claims” and together with the Company Claims, each a “Claim” or “Claims”), which any of such NVP Releasors ever had, now have, or hereafter can, shall, or may have against any of such Company Releasees for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of time through the Effective Date, in each case, relating to Section 2.06(b) of the Merger Agreement. The parties hereby designate all Company Releasees as third-party beneficiaries of this Section 3 having the right to enforce such Section.

(c) Each Releasor understands that it may later discover Claims or facts that may be different from, or in addition to, those that it or any other Releasor now knows or believes to exist regarding the subject matter of the release contained in this Section 3, and which, if known at the time of signing this Agreement, may have materially affected this Agreement and such party’s decision to enter into it and grant the release contained in this Section 3. Nevertheless, the Releasors intend to fully, finally, and forever settle and release all Claims that now exist, may exist, or previously existed, as set out in the release contained in this Section 3, whether known or unknown, foreseen or unforeseen, or suspected or unsuspected, and the release given herein is and will remain in effect as a complete release, notwithstanding the discovery or existence of such additional or different facts. The Releasors hereby waive any right or Claim that might arise as a result of such different or additional Claims or facts. The Releasors have been made aware of, and understand, the provisions of California Civil Code Section 1542 (“Section 1542”), which provides: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.” The Releasors expressly, knowingly, and intentionally waive any and all rights, benefits, and protections of Section 1542 and of any other state or federal statute or common law principle limiting the scope of a general release.

4.            Limited Effect. Except as set forth herein, the waiver and amendments contained herein shall not be construed as an amendment or waiver of any other provision of the Merger Agreement, or as a waiver of any further or future action on the part of either Party that would require the waiver of the other Party. On and after the Effective Date, each reference in the Merger Agreement to “this Agreement,” “the Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference to the Merger Agreement in any other agreements, documents, or instruments executed and delivered pursuant to, or in connection with, the Merger Agreement will mean and be a reference to the Merger Agreement as specifically amended by this Agreement.

5.            Ratification; Conflict: Except as amended by this Agreement, each of the Parties hereto agree that the Merger Agreement shall remain in full force and effect. In the event of conflict between the Merger Agreement and this Agreement, the provisions of this Agreement shall prevail.

6.            Miscellaneous: The provisions of Article IX of the Merger Agreement shall be incorporated herein mutatis mutandis.

[Signature page follows]

IN WITNEES WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

DIGITAL BRANDS GROUP, INC.

By:	/s/John Hilburn Davis, IV
Name: John Hilburn Davis, IV
Title: Chief Executive Officer

NORWEST VENTURE PARTNERS XI, LP

By: Genesis VC Partners XI, LLC, its General Partner

By: NVP Associates, LLC, its Managing Member

By:	/s/ Sonya Brown
Name: Sonya Brown
Title: General Partner

NORWEST VENTURE PARTNERS XII, LP

By: Genesis VC Partners XII, LLC, its General Partner

By: NVP Associates, LLC, its Managing Member

By:	/s/ Sonya Brown
Name: Sonya Brown
Title: General Partner

[Signature Page to Waiver and Amendment Agreement]